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                                                               Exhibit (a)(22)


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                        NATIONWIDE ANSWERS YOUR QUESTIONS

                       NATIONWIDE HOTLINE: 1-877-655-6417

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                                SEPTEMBER 2, 1998

Q#1:  HOW DOES NATIONWIDE BENEFIT IF I MOVE MY IRA INTO THEIR 401(K) PLAN?

      The only benefit to the Nationwide Insurance Enterprise Savings Plan (NIESP) is that an Asset Management Fee is applied to your investment as disclosed in the Fund Profile sheets that were already provided to you. Generally, that Asset Management Fee is at a level equal to or less than amounts charged by comparable retail funds. Other than that, Nationwide incurs some of the expense of administering your account--loans, subsequent distributions, quarterly statements, etc.--as part of your benefit package with the Nationwide Insurance Enterprise.

Q#2 HOW WILL ALLIED YEARS BE COUNTED TOWARDS THE NATIONWIDE INSURANCE ENTERPRISE RETIREMENT PLAN? IF I AM AGE 55 BUT DO NOT HAVE 15 YEARS OF ALLIED SERVICE CAN I ELECT EARLY RETIREMENT BENEFITS IN THE NIERP?

      Our present intention is to adopt the NIERP on behalf of ALLIED employees and to count ALLIED service for eligibility and for vesting purposes for those individuals who continue employment after the Change in Control. If that occurs, ALLIED employees will be immediately eligible to participate in the NIERP if they have completed at least 12 months of service. If they have completed at least 60 months service, they will be vested in the future accruals of benefits.

      With respect to retirement, eligibility to commence benefits from the NIERP is expected to be based on attaining at least 15 years of combined ALLIED/Nationwide service and age 55 or attaining at least 5 years of combined ALLIED/Nationwide service and age 62. So, if you have at least five years of combined ALLIED/Nationwide service, you can terminate employment with a vested benefit from the NIERP. Once you reach age 55 with 15 years of combined service, or age 62 with at least 5 years of combined service, you can commence payment of that benefit.

      EXAMPLE: Assume an ALLIED employee with 8 or more years service, who is currently earning $40,000/year and is age 55 today. Assume she works 7 years after the NIERP is adopted. Assuming the current plan provisions and wages continue, she could elect to retire at age 62 and obtain a NIERP benefit of approximately $3,400 per year for life, as well as retiree medical coverage.

Q#3: I'VE BEEN WITH ALLIED 21 YEARS. IF I ROLL ALL OF MY ESOP MONEY INTO THE NATIONWIDE 401(K) PLAN AND TAKE EARLY RETIREMENT AT AGE 55, CAN I TAKE A SET MONTHLY WITHDRAWAL FROM THE PLAN OR DO I HAVE TO ROLL MY MONEY INTO SOMETHING ELSE? WILL I BE PENALIZED FOR DOING THIS?

      Monthly withdrawals are available from the NIESP, minimum of $200 per month. Currently, there is no plan penalty for taking monthly withdrawals, nor any administrative fee.

Q#4: I NEED A SHEET OF DATA TO BE PROVIDED ON THE ENTERPRISE 401(K) SAVINGS PLAN. WE RECEIVED A PACKET WITH A MUTUAL FUND PROFILE SHEET OR SUMMARY THAT SHOWS ALL FUNDS AS OF JUNE 30, 1998. HOWEVER, THERE WAS SOME KIND OF YIELD AS OF MARCH 31, 1998. WHAT I'VE BEEN OBSERVING IS THAT THERE ARE SOME GREAT DIFFERENCES. WE NEED INDIVIDUAL FUND PROFILE SHEETS TO BE PROVIDED TO COMPARE AND TRY TO FIGURE OUT WHAT'S GOING ON.

      Prior to the time when you will be eligible to enroll in the NIESP, you will be provided updated fund profile sheets from which you can make your investment decisions.



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Q#5:  I AM UNDERGOING SOME INFERTILITY TREATMENT. WHAT DOES THE NATIONWIDE
      BENEFIT PLAN COVER? AND, WHEN WILL NEW BENEFITS TAKE EFFECT?

      Nationwide offers 100 different medical options across the United States. Most of those options either exclude treatment for infertility, or limit the benefit. Assuming that the Nationwide medical options are offered to ALLIED employees to be effective January 1, 1999, you should review the enrollment materials carefully, and if you have questions call the administrator of that particular medical program prior to making a decision on health coverage.

Q#6: WHAT IS THE PROCEDURE FOR MATERNITY LEAVE? DO NATIONWIDE EMPLOYEES USE SICK LEAVE TIME TO COVER DISABILITY? PLEASE GIVE ME AN EXAMPLE OF HOW THE SICK LEAVE PLAN WORKS.

      Under current Enterprise programs, an employee who is pregnant typically works up to two weeks prior to her due date. She could elect to continue employment up to her due date if desired. At that point, we treat the employee as having satisfied the definition of disability and sick leave benefits would commence. We would typically not challenge an assertion of disability until at least six weeks post-partum for an uncomplicated birth. The period of absence would be paid as sick leave, or if sick leave had been exhausted, as Long Term Disability (LTD) if the employee had enrolled for LTD coverage.

      While the sick leave schedule is established as a fiscal year award, our present intention is to make an award of sick leave effective January 1, 1999.

Q#7: I AM CURRENTLY WORKING FOR ALLIED. I HAVE WORKED WITH NATIONWIDE IN THE PAST. WILL MY YEARS WITH NATIONWIDE COUNT TOWARD THE NATIONWIDE BENEFITS PLANS?

      It depends. The Nationwide Insurance Enterprise benefit plans include specific provisions concerning the re-credit of past Enterprise service. Two rules control:

            -- If your service has been continuous, that is, you left an
               Enterprise company to commence employment with ALLIED, and you've been continuously employed with ALLIED since that date, your past Enterprise service will be counted within the Enterprise plans.

            -- If your service was not continuous, but you left your Enterprise position less than five years prior to the Change in Control date, you will generally receive past service credit under the Enterprise plans based on the provisions of each specific plan.

      Please remember to notify us of any past Enterprise service when you complete the various employment documents/forms.

Q#8: WHEN WILL YOU HAVE MORE INFORMATION AS TO WHEN THE CHANGE IN CONTROL WILL OCCUR?

      We do not have an answer for you at this time. Because of the legal complexities and the various state approvals all parties anticipated an extended period of time would be needed to complete the merger process between the two mutual insurance companies.

Q#9: IF ALLIED ADOPTS NATIONWIDE BENEFITS WILL WE HAVE HEALTH CARE SPENDING ACCOUNTS FOR EYEGLASSES, DOCTOR APPOINTMENTS AND CHILD CARE?

      Yes.




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Q#10: WHEN THE MERGER TAKES PLACE WILL THERE BE A RETIREE DISCOUNT AVAILABLE FOR
      NATIONWIDE EMPLOYEES?

      We are not sure we understand your question but retirees (and many of their family members) of the Nationwide Insurance Enterprise have access to a number of different programs such as the Nationwide Federal Credit Union, Nationwide Advisory Services mutual funds on a Net Asset Value Basis, the Nationwide Insurance Enterprise Best of America Annuity (NEBA), etc.

Q#11: WHEN THE MERGER TAKES PLACE WILL MEDICAL BENEFITS REMAIN THE SAME AFTER
      12/31/98?

      Our present intention is to offer the same benefits to ALLIED employees as are offered to all other, similarly situated, Enterprise employees. So, if you live in Santa Rosa, CA, or Denver, CO or Des Moines, IA, we expect to offer you the same medical options as are offered to all other Enterprise employees in that same location. At this time, we also expect to offer many of the existing ALLIED medical options.

Q#12: HOW WILL THE FAMILY LEAVE BE COVERED? WHERE WILL WE SUBMIT THE FORMS?

      Nationwide complies with the Family Medical Leave Act of 1993 and provides up to 12 weeks of unpaid time off. It is too early in the transition process for a response to your request concerning submission of forms. As soon as plans are finalized, you will be kept informed.

Q#13: I HAVE A CHILD WHO WILL BE A SENIOR THIS YEAR. WHAT ARE THE SCHOLARSHIP
      PROGRAM PROCEDURES?

      ALLIED employees who are parents of high school seniors that have been notified of their National Merit Semi-finalist status, should contact National Merit and request that their son or daughter be included in the potential Nationwide Insurance Enterprise scholarship listing effective January 1, 1999.

                             Department of Educational Services & Selection National Merit Security Corp.
                             1560 Sherman Ave., Ste 200
                             Evanston, IL 60201-4897
                             (847) 866-5100

Q#14: I STILL DON'T UNDERSTAND IF I MUST WORK FIVE YEARS WITH NATIONWIDE IN
      ORDER TO RECEIVE VESTING CREDIT OR WILL MY YEARS AT ALLIED BE COUNTED TOWARD VESTING CREDITS.

      Once your combined ALLIED and Nationwide service reaches 60 months, or 5 years, you will be fully vested in the Nationwide Insurance Enterprise Retirement Plan (NIERP) and the Nationwide Insurance Enterprise Savings Plan (NIESP).

Q#15: IN THE AUGUST 5 UPDATE I DO NOT UNDERSTAND THE ANSWER TO QUESTION #7. THE
      QUESTION IS:

      I STARTED WITH ALLIED ON APRIL 15, 1993 AND LEFT ON JANUARY 7, 1996. I WAS REHIRED ON DECEMBER 27, 1996. ALLIED DID NOT TREAT THIS AS A BREAK IN SERVICE, THEREFORE I AM FULLY VESTED IN THE ESOP PLAN. WHAT WILL MY VESTING BE WITH NATIONWIDE IN THE RETIREMENT AND SAVINGS PLANS?

      Once your combined ALLIED and Nationwide service reaches 60 months, you will be fully vested in the Nationwide Insurance Enterprise Retirement Plan (NIERP) and the Nationwide Insurance Enterprise Savings Plan (NIESP).

      It appears that you have a total of 55 months service: 9 months of service in 1993, 12 months of





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      service for the calendar years 1994 and 1995 equaling 24 months, service in January 1996 and December 1996 (2 months), 12 months of service in 1997 and 8 months of service year-to-date in 1998. If the Nationwide plans are adopted January 1, 1999, you will probably have 60 months of service by then. So, once you start to participate in the NIERP and the NIESP, you will be vested in company contributions/accrued benefits in both plans.

      You will always be vested in any rollover contributions, such as your ESOP money, if you place it in the NIESP. You are also always vested in your contributions to NIESP.

Q#16: AUGUST 5 UPDATE, QUESTION #3. IS THIS INFORMATION CORRECT?

      Yes. The schedules shown for new hire vacation benefits are accurate. A separate accrual schedule applies in California.

Q#17: HOW MANY WEEKLY HOURS MUST AN EMPLOYEE WORK TO BE ELIGIBLE FOR HEALTH,
      DENTAL AND LIFE BENEFITS?

      Enterprise employees regularly scheduled to work at least 19.375 hours per week (approximately 1,007 hours per year) are generally eligible to participate in medical, dental and life coverage.

Q#18: CAN I SELL MY ESOP STOCK AND TRANSFER THE PROCEEDS TO A ROLLOVER IRA OR
      THE NATIONWIDE INSURANCE ENTERPRISE SAVINGS PLAN (NIESP) AND DEFER ALL TAXES?

      Generally, yes. If you want to transfer the proceeds to a Rollover IRA or the NIESP, you will have to complete two sets of forms--one set for State Street Bank, the ESOP Trustee, that controls the distribution from the ESOP and one set for the financial institution that controls the investment in either the Rollover IRA or Nationwide for the NIESP. You will receive all the necessary forms prior to the time you are called upon to make an election.

Q#19: I HAVE MUTUAL FUNDS IN THE 401(K) PLAN AND I KNOW THE FIDELITY
      CONTRAFUND IS A CLOSED FUND. AS A NEW PARTICIPANT IN THE NATIONWIDE INSURANCE SAVINGS PLAN (NIESP), CAN I INVEST IN THE FIDELITY CONTRAFUND?

      Yes.

Q#20: THE PREVIOUS UPDATE STATED THAT EMPLOYEES CAN CARRY OVER 10 DAYS OF
      VACATION INTO THE NEXT YEAR. IF AN EMPLOYEE USES SOME VACATION IN THAT YEAR WHAT VACATION IS USED FIRST, CARRYOVER OR EARNED?

Q#21: Carryover vacation would be deducted before the new year vacation award would be counted.



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